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                                  Exhibit 23
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                        CONSENT OF INDEPENDENT AUDITOR





The Board of Directors
Croghan Bancshares, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-53075) on Form S-8 of Croghan Bancshares, Inc. of our report dated January 11, 2000, relating to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of opertions, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Croghan Bancshares, Inc.



                                                /s/ CLIFTON GUNDERSON LTD.


Toledo, Ohio
March 27, 2000